COMPANY NOTICE
TO HOLDERS OF

LIQUID YIELD OPTION NOTES DUE 2032
(Zero Coupon—Senior)

ISSUED BY
CBRL GROUP, INC.
CUSIP Numbers: 12489 VAB2 and 12489 VAA4

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, dated as of April 3, 2002, as amended (the “Indenture”), between CBRL Group, Inc., a Tennessee corporation (the “Company”), and U.S. Bank, National Association, as successor to Wachovia Bank National Association, as trustee and paying agent (the “Paying Agent”), and the Liquid Yield OptionTM Notes Due 2032 (Zero Coupon—Senior) (the “Securities”) of the Company, that at the option of each holder (the “Holder”) of the Securities, the Securities will be purchased by the Company for $475.01 in cash per $1,000 principal amount at maturity of the Securities (the “Purchase Price”), subject to the terms and conditions of the Indenture, the Securities and this Company Notice and related notice materials, as amended and supplemented from time to time (the “Put Option”). Holders may surrender their Securities from March 6, 2007 through 5:00 p.m., New York City time, on Tuesday, April 3, 2007 (the “Purchase Date”). This Company Notice is being sent pursuant to the provisions of Section 3.08(e) of the Indenture and paragraph 7 of the Securities. All capitalized terms used but not specifically defined in this Company Notice shall have the meanings given to such terms in the Indenture and the Securities.

To exercise your Put Option and require that the Company purchase your Securities for a cash payment of $475.01 per $1,000 principal amount at maturity of the Securities, you must validly surrender the Securities prior to 5:00 p.m., New York City time, on the Purchase Date. Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Purchase Date. The right of Holders to surrender Securities for purchase in the Put Option expires at 5:00 p.m., New York City time, on the Purchase Date.

This Company Notice contains important information that may affect whether you exercise your Put Option and we recommend that you read this information carefully.

The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Securities hold the Securities through Depository Trust Company (“DTC”) accounts and that there are no certificated Securities in non-global form. Accordingly, all Securities surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC.

The Paying Agent is:
U.S. Bank, National Association

By Regular or Registered Mail U.S. Bank, National Association P.O. Box 64111 St. Paul, MN 55164-0111 Attention: Corporate Trust Services	For Information: (800) 937-6802	By Hand Delivery or Overnight Mail U.S. Bank, National Association 60 Livingston Avenue 1st Floor - Bond Drop Window St. Paul, MN 55107 Attention: Corporate Trust Services

Additional copies of this Company Notice may be obtained from the Paying Agent at its addresses set forth above.

TM  Trademark of Merrill Lynch & Co.

No person has been authorized to give any information or to make any representations other than those contained in the Put Option and, if given or made, such information or representations must not be relied upon as having been authorized. The Put Option does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Put Option shall not under any circumstances create any implication that the information contained in the Put Option is current as of any time subsequent to the date of such information. None of the Company or its board of directors or employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder’s Securities. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Securities for purchase and, if so, the amount of Securities to surrender.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Put Option. To understand the Put Option fully and for a more complete description of the terms of the Put Option, we urge you to read carefully the remainder of this Company Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to purchase my securities?

CBRL Group, Inc., a Tennessee corporation (the “Company”), is obligated, at your option, to purchase your validly surrendered Liquid Yield Option Notes due 2032 (Zero Coupon—Senior) (the “Securities”). (Page 3)

Why is the Company offering to purchase my securities?

The right of each holder (the “Holder”) of the Securities to sell and the Company’s obligation to purchase the Securities pursuant to the Put Option is a term of the Securities and has been a right of Holders from the time the Securities were issued on April 3, 2002. We are required to repurchase the Securities of any Holder exercising the Put Option pursuant to the terms of the Securities and the Indenture. (Page 4)

What securities is the Company obligated to purchase?

We are obligated to purchase all of the Securities surrendered, at the option of the Holder. As of January 26, 2007, the end of our most recent fiscal quarter, there was $422,050,000 aggregate principal amount at maturity of Securities outstanding. The Securities were issued under an Indenture, dated as of April 3, 2002, as amended (the “Indenture”), among the Company, the subsidiary guarantors named therein and U.S. Bank, National Association, as successor to Wachovia Bank National Association, as trustee and paying agent (the “Paying Agent”). (Page 4)

Does the Company have other plans with respect to the Securities?

   Yes. We intend to propose an amendment to, or otherwise revise or replace, the Securities to provide, on conversion, a “net share settlement” feature. That feature would allow us to pay a certain amount of cash instead of shares of our common stock, par value $0.01 (the “Common Stock”) upon conversion, thus reducing the dilutive effect of the Securities upon earnings per share. We would settle a conversion of the Securities with an amount of cash up to the accreted principal amount of the Securities and the excess, if any, of the conversion value of the Securities over the accreted principal amount in shares of our Common Stock. We also propose reducing the notice period for redemptions by the Company. We are studying the most efficient method by which to implement these changes - among the possible courses of action are either a consent solicitation with existing Securities holders or an exchange offer by which Securities holders would be offered a new security that contains the net share settlement feature. We expect to begin the process of implementing these changes in the coming weeks. Following implementation of these changes, and potentially prior to the end of our fiscal year,

i

August 3, 2007, we plan to redeem the Securities (and any new securities that might be issued in an exchange offer). However, any decision to redeem the Securities outstanding will depend upon many factors, including the market price of the Securities, the market price of the Common Stock, the business and financial position of the Company and general economic and market conditions. (Page 7)

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Securities, we will pay, in cash, a purchase price of $475.01 per $1,000 principal amount at maturity of the Securities (the “Purchase Price”) with respect to any and all Securities validly surrendered for purchase and not withdrawn. (Page 5)

How can I determine the market value of the Securities?

There is no established reporting system or market for trading in the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the trading price and implied volatility of the our Common Stock and the market for similar securities. To the extent available, we recommend that Holders obtain current market quotations for the Securities prior to making any decision with respect to the Put Option. The Common Stock of the Company into which the Securities are convertible is listed on the Nasdaq Global Market (“NASDAQ”) under the symbol “CBRL.” On March 5, 2007, the last reported sales price of the Common Stock on the NASDAQ was $45.63 per share. (Pages 6-7)

What does the board of directors of the Company think of the Put Option?

The board of directors of the Company has not made any recommendation as to whether you should surrender your Securities for purchase. You must make your own decision whether to surrender your Securities for purchase pursuant to the Put Option and, if so, the amount of Securities to surrender. (Page 5)

When does the Put Option expire?

The Put Option expires at 5:00 p.m., New York City time, on Tuesday, April 3, 2007 (the “Purchase Date”). We will not extend the period Holders have to accept the Put Option unless required to do so by United States federal securities laws. (Pages 4-5)

What are the conditions to the purchase by the Company of the Securities?

The purchase by us of validly surrendered Securities is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Company Notice.

How do I surrender my Securities?

To surrender your Securities for purchase pursuant to the Put Option, you must surrender the Securities through the transmittal procedures of the Depository Trust Company (“DTC”) no later than 5:00 p.m., New York City time, on the Purchase Date.

•
Holders whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Securities and instruct such nominee to surrender the Securities on the Holder’s behalf through the transmittal procedures of DTC.

•
Holders who are DTC participants should surrender their Securities electronically through DTC’s Automated Tenders over the Participant Terminal System, subject to the terms and procedures of that system on or before 5:00 p.m., New York City time, on the Purchase Date.

By surrendering your Securities through the transmittal procedures of DTC, you agree to be bound by the terms of the Put Option set forth in this Company Notice (Pages 8-11)

If I surrender my Securities, when will I receive payment for them?

We will accept for payment all validly surrendered Securities promptly upon expiration of the Put Option. We will promptly forward to the Paying Agent, prior to 10:00 a.m., New York City time, on April 5, 2007, the appropriate amount of cash required to pay the Purchase Price for the surrendered Securities, and the Paying Agent will promptly distribute the cash to the DTC, the sole record Holder. The DTC will thereafter distribute the cash to its participants in accordance with its procedures. (Pages 11-12)

Until what time can I withdraw previously surrendered Securities?

You can withdraw Securities previously surrendered for purchase at any time until 5:00 p.m., New York City time, on the Purchase Date. (Page 11)

How do I withdraw previously surrendered Securities?

To withdraw previously surrendered Securities, you must comply with the withdrawal procedures of the DTC prior to 5:00 p.m., New York City time, on the Purchase Date. (Page 11)

Do I need to do anything if I do not wish to surrender my Securities for purchase?

No. If you do not surrender your Securities before the expiration of the Put Option, we will not purchase your Securities and such Securities will remain outstanding subject to their existing terms. (Page 8)

If I choose to surrender my Securities for purchase, do I have to surrender all of my Securities?

No. You may surrender all of your Securities, a portion of your Securities or none of your Securities for purchase. If you wish to surrender a portion of your Securities for purchase, however, you must surrender your Securities in a principal amount at maturity of $1,000 or an integral multiple thereof. (Page 8)

If I do not surrender my Securities for purchase, will I continue to be able to exercise my conversion rights?

Yes. All conditions for convertibility of the Securities have previously been met and, accordingly, the Securities are convertible into our Common Stock at the rate of 10.8584 shares per $1,000 in principal amount of Securities. If you do not surrender your Securities for purchase, your conversion rights will not be affected. You will continue to have the right to convert your Securities into shares of Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Securities. (Page 6)

If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I surrender my Securities for purchase in the Put Option?

The receipt of cash in exchange for Securities pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes and you may recognize gain, income, loss or deduction. You should consult with your tax advisor regarding the actual tax consequences to you. (Pages 16-17)

Who is the Paying Agent?

U.S. Bank, National Association, as the successor to Wachovia Bank National Association, the trustee under the Indenture, is serving as Paying Agent in connection with the Put Option. Its address and telephone number are set forth on the front cover page of this Company Notice.

Who can I talk to if I have questions about the Put Option?

Questions and requests for assistance in connection with the surrender of Securities for purchase in the Put Option may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the cover of this Company Notice.

FORWARD-LOOKING STATEMENTS AND SPECIAL FACTORS

This document contains or incorporates by reference not only historical information, but also forward-looking statements relating to our operations that are based on our expectations, estimates and projections. Words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “goal,” “objectives,” “expectations,” “intends,” “may,” “opportunity,” “future,” “plans,” “potential,” “near-term,” “long-term,” “projections,” “assumptions,” “projects,” “guidance,” “forecasts,” “outlook,” “target,” “trends,” “should,” “could,” “would,” “will,” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements.

In deciding whether to participate in the Put Option, each holder of Securities should consider carefully, in addition to the other information contained or incorporated by reference herein, that our actual results may differ from the forward-looking statements for many reasons, including:

•	Successful implementation of the “net share settlement” feature with respect to the Securities (and any new securities that might be issued in an exchange offer);
•	The timing and ability of the Company to successfully complete its share repurchase authorizations;

•	The effects of incurring substantial indebtedness and associated restrictions on our financial and operating flexibility and ability to execute or pursue our operating plans and objectives;

•
The effects of uncertain consumer confidence, higher costs for energy, consumer debt payments, or general or regional economic weakness, or weather on sales and customer travel, discretionary income or personal expenditure activity of our customers;

•	Our ability to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants;

•	Our ability to sustain or the effects of plans intended to improve operational execution and performance;

•
Changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas;

•	The effects of plans intended to promote or protect our brands and products;

•	Commodity, workers compensation, group health and utility price changes;

•
Consumer behavior based on negative publicity or concerns over nutritional or safety aspects of the Company’s products or restaurant food in general, including concerns about E. coli bacteria, hepatitis A, “mad cow” disease, “foot-and-mouth” disease, and bird flu, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants;

•	Changes in interest rates or capital market conditions affecting our financing costs or ability to obtain financing or execute initiatives;

•	The effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations;

•	Our ability to retain key personnel during and after the restructuring process;

•	Our ability and cost to us to recruit, train, and retain qualified hourly and management employees;

•	The effects of increased competition at our locations on sales and on labor recruiting, cost, and retention;

•	The availability and cost of suitable sites for restaurant development and our ability to identify those sites;

•	Changes in building materials and construction costs;

•	The actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities;

•	Practical or psychological effects of natural disasters or terrorist acts or war and military or government responses;

•	Disruptions to our restaurant or retail supply chain;

•	Changes in foreign exchange rates affecting our future retail inventory purchases;

•	Implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); and

•	Effectiveness of internal controls over financial reporting and disclosure.

In addition, please refer to our Annual Report on Form 10-K for the fiscal year ended July 28, 2006 (filed with the SEC on October 3, 2006) and our Quarterly Reports on Form 10-Q for the quarterly periods ended October 27, 2006 (filed with the SEC on December 6, 2006) and January 26, 2007 (filed with the SEC on March 2, 2007), for a more detailed discussion of these risks and uncertainties and other factors. These reports are available at www.cbrlgroup.com and www.sec.gov. See Section 11. You should not place undue reliance on our forward-looking statements, which speak only as of the date of this Company Notice, or the date of the documents referred to if contained therein. We undertake no obligation to make any revision to the forward-looking statements contained in this Company Notice or in any document referred to in this Company Notice, or to update them to reflect events or circumstances occurring after the date of this Company Notice, except as may be required by law. We confirm that we will comply with Rule 13e-4(d)(2) and Rule 13e-4(e)(3) with respect to the information presented to security holders.

IMPORTANT INFORMATION CONCERNING THE PUT OPTION

1. Information Concerning The Company. CBRL Group, Inc., a Tennessee corporation (the “Company”), is obligated to purchase all of its Liquid Yield Option Notes Due 2032 (Zero Coupon—Senior) (the “Securities”). Each $1,000 in principal amount at maturity of the Securities are convertible into 10.8584 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), of the Company, subject to the terms, conditions and adjustments specified in the Indenture and the Securities.

The Company is a holding company that, through subsidiaries, is engaged in the operation and development of the Cracker Barrel Old Country Store® restaurant and retail concepts. The Company’s principal subsidiary, Cracker Barrel Old Country Store, Inc. (“Cracker Barrel”), headquartered in Lebanon, Tennessee, through its various affiliates, as of January 26, 2007, operated 552 full-service “country store” restaurants and gift shops, in 41 states. Cracker Barrel stores are intended to appeal to both the traveler and the local customer and consistently have been a consumer favorite. During 2006, for the 16th consecutive year, Cracker Barrel was named the “Best Family Dining Restaurant” in the Restaurants & Institutions magazine “Choice in Chains” annual consumer survey. For the 13th consecutive year, Cracker Barrel was ranked as the “Best Restaurant Chain” by Destinations magazine poll. In 2006, for the 5th consecutive year, Cracker Barrel was named “The Most RV Friendly Sit-Down Restaurant in America” by The Good Sam Club.

Except for Christmas day, when they are closed, and Christmas Eve when they close at 2:00 p.m., Cracker Barrel restaurants serve breakfast, lunch and dinner daily between the hours of 6:00 a.m. and 10:00 p.m. (closing at 11:00 p.m. on Fridays and Saturdays) and feature home style country cooking from Cracker Barrel’s own recipes using quality ingredients and emphasizing authenticity. Menu items are moderately priced and include country ham, chicken, fish, roast beef, beans, turnip greens, vegetable plates, salads, sandwiches, pancakes, eggs, bacon, sausage and grits among other items. The restaurants do not serve alcoholic beverages. The stores are constructed in a trademarked rustic, old country store design with a separate retail area offering a wide variety of decorative and functional items featuring rocking chairs, holiday and seasonal gifts and toys, apparel, cookware and foods, including various old fashioned candies and jellies among other things. Cracker Barrel offers items for sale in the retail store that are also featured on, or related to, the restaurant menu, such as pies or cornbread and pancake mixes. A typical store will offer approximately 3,000 stock-keeping units (SKU’s) for sale at any one time. The Company believes that Cracker Barrel has achieved high retail sales per square foot (over $410 per square foot of retail selling space in fiscal 2006) both by offering interesting merchandise and by having a significant source of retail customers from its high volume of restaurant customers, an average of over 7,600 per week in an average store in fiscal 2006.

Stores are located primarily along interstate highways; however, as of January 26, 2007, 70 stores are located near “tourist destinations” or are considered “off-interstate” stores. In fiscal 2007, Cracker Barrel intends to open approximately 68% of its new stores along interstate highways as compared to 100% in fiscal 2006. The Company believes it should focus primarily in the near term on available interstate locations where Cracker Barrel generates the greatest brand awareness. Off-interstate locations are expected to represent a meaningful part of Cracker Barrel’s efforts to expand the brand in future years. The Company has identified over 500 trade areas for potential future development with characteristics that appear to be consistent with those believed to be necessary to support a successful Cracker Barrel unit.

On December 6, 2006, we sold our interest in Logan’s Roadhouse, Inc. to LRI Holdings, Inc., an affiliate of Bruckmann, Rosser, Sherrill & Co. Inc., Canyon Capital Advisors LLC and Black Canyon Capital LLC. Total consideration in the transaction was approximately $486 million, subject to customary post-closing adjustments, if any, for working capital, indebtedness and capital expenditures. Our expected net cash proceeds after payment of taxes and expenses associated with the transaction were approximately $385 million. These proceeds, together with other cash balances on hand, were used to fund approximately $250 million in purchases of our shares pursuant in a “Dutch Auction” tender offer and an open market stock repurchase program, as well to reduce our outstanding debt under our existing credit facility by $75 million.

2. Information Concerning The Securities. The Securities were issued under an Indenture, dated as of April 3, 2002, as amended (the “Indenture”), among the Company, the subsidiary guarantors named therein and U.S. Bank, National Association, as successor to Wachovia Bank National Association, as trustee and paying agent (the “Paying Agent”). The Securities mature on April 3, 2032.

2.1. The Company’s Obligation to Purchase the Securities. Pursuant to the terms of the Securities and the Indenture, the Company is obligated to purchase all Securities validly surrendered for purchase and not withdrawn, at the Holder’s option, on April 3, 2007. This Put Option will expire at 5:00 p.m., New York City time, on Tuesday, April 3, 2007 (the “Purchase Date”). The Indenture does not provide us the right to extend the period Holders have to accept the Put Option. Nonetheless, If we make any change to this Put Option which we determine constitutes a material change, or if we waive a material condition to this Put Option, we will promptly disclose the change or waiver in a supplement to this Notice that we will distribute to registered holders, and we will make a public announcement of such change or waiver promptly afterward by means of a press release. We may be required to extend the Purchase Date for a period of five to ten business days, depending on the significance of the change or waiver, if the Put Option would otherwise expire during the five to ten business day period. If we are required to extend the Purchase Date, we will make a public announcement of such extension promptly by means of a press release. If we are required to extend the Purchase Date and do not accept and pay for tendered Securities promptly after April 3, 2007, such failure to pay would be a default under the Indenture. The purchase by the Company of validly surrendered Securities is not subject to any condition other than such purchase being lawful and the procedural requirements described in this Company Notice.

2.2. Purchase Price. Pursuant to the Securities, the purchase price to be paid by the Company for the Securities on the Purchase Date is $475.01 per $1,000 principal amount at maturity of the Securities (the “Purchase Price”). The Purchase Price will be paid in cash with respect to any and all Securities validly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on the Purchase Date. Securities surrendered for purchase will be accepted only in principal amounts at maturity equal to $1,000 or integral multiples thereof. The Original Issue Discount (as defined in the Securities) will cease to accrue on the Purchase Date on Securities validly surrendered for purchase and not withdrawn unless the Company defaults in making payment on these Securities.

The Purchase Price is based solely on the requirements of the Indenture and the Securities and bears no relationship to the market price of the Securities or the Common Stock. Thus, the Purchase Price may be significantly higher or lower than the market price of the Securities on the Purchase Date, or the aggregate market price of the shares of Common Stock into which the Securities are convertible. Holders of Securities are urged to obtain the best available information as to potential current market prices of the Securities, to the extent available, and the Common Stock before making a decision whether to surrender their Securities for purchase.

None of the Company or its board of directors or employees are making any recommendation to Holders as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Company Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Securities for purchase and, if so, the principal amount of Securities to surrender based on such Holder’s assessment of current market value of the Securities and the Common Stock and other relevant factors.

2.3. Conversion Rights of the Securities. All conditions in the Indenture for convertibility of the Securities have previously been met and, accordingly, the Securities are convertible into our Common Stock at the rate of 10.8584 shares per $1,000 in principal amount of Securities. Holders that do not surrender their Securities for purchase pursuant to the Put Option will maintain the right to convert their Securities into Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Securities. Any Securities which are surrendered pursuant to the Put Option may be converted in accordance with the terms of the Indenture and the Securities only if such surrender has been validly withdrawn prior to 5:00 p.m., New York City time, on the Purchase Date, as described in Section 4 below.

2.4. Market for the Securities and the Company’s Common Stock. There is no established reporting system or trading market for trading in the Securities. We believe, however, that from time-to-time, the Securities are traded over the counter. We do not believe that there is any practical way to accurately determine the trading history of the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Common Stock and the market for similar securities. Following the expiration of the Put Option, we expect that Securities not purchased in the Put Option will continue to be traded over the counter; however, the trading market for the Securities may be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our purchase of a significant amount of the Securities pursuant to the Put Option will reduce the float and may negatively affect the liquidity, market value and price volatility of the Securities that remain outstanding following the Put Option. We cannot assure you that a market will exist for the Securities following the Put Option. The extent of the public market for the Securities following consummation of the Put Option will depend upon, among other things, the remaining outstanding principal amount at maturity of the Securities at such time, the number of holders of Securities remaining at that time and the interest on the part of securities firms in maintaining a market in the Securities. The Paying Agent has informed us that, as of the date of this Company Notice, all of the Securities are held in global form through DTC. As of January 26, 2007, there was $422,050,000 aggregate principal amount at maturity of Securities outstanding and DTC was the sole record Holder of the Securities.

The Common Stock into which the Securities are convertible is listed on the Nasdaq Global Market (“NASDAQ”) under the symbol “CBRL.” Each $1,000 in principal amount of Securities currently is convertible into 10.8584 shares of our Common Stock. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Common Stock as reported on the NASDAQ and the dividends paid on those shares during that quarter.

Fiscal Year 2007 (ending August 3, 2007)	High	Low	Divi- dend
Third Quarter (through March 5, 2007)	49.00	45.62	0.14
Second Quarter	$47.61	$42.03	$0.14
First Quarter	$43.93	$32.04	$0.13

Fiscal Year 2006 (ending July 28, 2006)
Fourth Quarter	$41.12	$32.27	$0.13
Third Quarter	$47.95	$39.75	$0.13
Second Quarter	$45.00	$33.95	$0.13
First Quarter	$41.45	$33.11	$0.12

Fiscal Year 2005 (ended July 29, 2005)
Fourth Quarter	$42.12	$37.75	$0.12
Third Quarter	$44.60	$38.38	$0.12
Second Quarter	$43.14	$36.08	$0.12
First Quarter	$37.09	$30.00	$0.11

Dividends. Our dividend policy is determined at the discretion of our Board. While we currently anticipate that quarterly cash dividends will continue to be paid in the future, there can be no assurance that payment of the dividend will continue or not be reduced. Our ability to pay any cash dividends on our Common Stock is dependent on our earnings and cash requirements.

Recent Market Price. We publicly announced this notice on March 6, 2007. On the day prior to that announcement, the reported closing price of our Common Stock was $45.63 per share. If a holder had converted his Securities on that date, the holder would have received 10.8584 shares of Common Stock on that date with a value of $495.47, which would have been greater than the Purchase Price being offered pursuant to the Put Option. Accordingly, we recommend that holders of Securities obtain current market quotations for our Common Stock before deciding whether to surrender their Securities.

2.5. Redemption. Beginning April 3, 2007, the Securities are redeemable for cash at any time at the option of the Company, in whole or in part, at a redemption price equal to the Issue Price (as defined in the Indenture) plus accrued Original Issue Discount (as defined in the Indenture). We have announced that we intend to implement a “net share settlement” feature with respect to the Securities. That feature will allow us to pay a certain amount of cash instead of shares of our Common Stock upon conversion, thus reducing the dilutive effect of the Securities upon earnings per share. Following the implementation of the net settlement feature, we would settle a conversion of the Securities with an amount of cash up to the accreted principal amount of the Securities and the excess, if any, of the conversion value of the Securities over the accreted principal amount in shares of Common Stock. We also intend to shorten the notice period by which we have to give notice of redemption from 30 to 15 days. After implementation of those changes, and possibly as soon as the end of our current fiscal year on August 3, 2007, we intend to redeem the Securities (and any new securities that might be issued in an exchange offer), subject to market conditions.

2.6. Change in Control. A Holder may require the Company to redeem for cash such Holder’s securities if there is a Change in Control (as defined in the Securities) on or prior to April 3, 2007 at a redemption price equal to the Issue Price (as defined in the Securities) plus accrued Original Issue Discount (as defined in the Securities) on the purchase date.

2.7. Ranking. The Securities are unsecured and unsubordinated obligations of the Company and rank equal in right of payment to all of the Company’s existing and future unsecured and unsubordinated indebtedness. However, the Securities are effectively subordinated to all existing and future obligations of the Company’s subsidiaries and to the Company’s obligations that are secured to the extent of the security.

Although our subsidiaries do not currently have any material indebtedness, we currently conduct a significant portion of our operations through our subsidiaries and our subsidiaries have significant operating liabilities. In addition, we may, and in some cases we have plans to, conduct additional operations through our subsidiaries in the future and, accordingly, our subsidiaries’ liabilities will increase. The Securities do not restrict the ability of our subsidiaries to incur additional liabilities. Similarly, we do not currently have any secured indebtedness. However, the Securities do not restrict us from incurring secured indebtedness.

2.8. Dividends. The Holders of Securities are not entitled to dividends. Upon conversion into Common Stock, the Holders will be entitled to dividends, if any, made to holders of Common Stock.

3. Procedures To Be Followed By Holders Electing To Surrender Securities For Purchase. Holders will not be entitled to receive the Purchase Price for their Securities unless they validly surrender and do not withdraw the Securities on or before 5:00 p.m., New York City time, on the Purchase Date. Only registered Holders are authorized to surrender their Securities for purchase. Holders may surrender some or all of their Securities; however, any Securities surrendered must be in $1,000 principal amount at maturity or an integral multiple thereof. If Holders do not validly surrender their Securities on or before 5:00 p.m., New York City time, on the Purchase Date, their Securities will remain outstanding subject to the existing terms of the Securities.

3.1. Method of Delivery. The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Securities hold the Securities through DTC accounts and that there are no certificated Securities in non-global form. Accordingly, all Securities surrendered for purchase hereunder must be delivered through DTC’s Automatic Tenders over the Participant Terminal System (“PTS”). This Company Notice constitutes the Company Notice (as defined in the Indenture) and delivery of Securities via PTS will satisfy the notice requirements of the Indenture. Delivery of Securities and all other required documents, including delivery and acceptance through PTS, is at the election and risk of the person surrendering such Securities.

3.2. Agreement to be Bound by the Terms of the Put Option. By surrendering your Securities through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

•	such Securities shall be purchased as of the Purchase Date pursuant to the terms and conditions set forth in this Company Notice;

•	such Holder agrees to all of the terms of this Company Notice;

•	such Holder has received this Company Notice and acknowledges that this Company Notice provides the notice required pursuant to the Indenture;

•
upon the terms and subject to the conditions set forth in this Company Notice, the Indenture and the Securities, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company, all right, title and interest in and to all the Securities surrendered, (ii) releases and discharges the Company and its directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Securities, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Securities or to participate in any redemption or defeasance of the Securities and (iii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Securities, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Securities, or transfer ownership of such Securities, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Securities for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Securities (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Purchase Price of any surrendered Securities that are purchased by the Company), all in accordance with the terms set forth in this Company Notice;

•
such Holder represents and warrants that such Holder (i) owns the Securities surrendered and is entitled to surrender such Securities and (ii) has full power and authority to surrender, sell, assign and transfer the Securities surrendered hereby and that when such Securities are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•	such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Securities surrendered;

•
such Holder understands that all Securities properly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on the Purchase Date will be purchased at the Purchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Securities, the Company Notice and related notice materials, as amended and supplemented from time to time;

•
payment for Securities purchased pursuant to the Company Notice will be made by deposit of the Purchase Price for such Securities with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•
surrenders of Securities may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Company Notice at any time prior to 5:00 p.m., New York City time, on the Purchase Date;

•
all authority conferred or agreed to be conferred pursuant to the terms of the Put Option hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•
the delivery and surrender of the Securities is not effective, and the risk of loss of the Securities does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•
all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Securities pursuant to the procedures described in this Company Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole direction, which determination shall be final and binding on all parties.

3.3. Delivery of Securities.

Securities Held Through a Custodian. A Holder whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Securities and instruct such nominee to surrender the Securities for purchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “Securities in Global Form” on or prior to 5:00 p.m., New York City time, on the Purchase Date.

Securities in Global Form. A Holder who is a DTC participant may elect to surrender to the Company such Holder’s beneficial interest in the Securities by:

•
delivering to the Paying Agent’s account at DTC through DTC’s book-entry system such Holder’s beneficial interest in the Securities on or prior to 5:00 p.m., New York City time, on the Purchase Date; and

•	electronically transmitting such Holder’s acceptance through DTC’s PTS, subject to the terms and procedures of that system on or prior to 5:00 p.m., New York City time, on the Purchase Date.

In surrendering through PTS, the electronic instructions sent to DTC by the Holder or by a broker, dealer, commercial bank, trust company or other nominee on such Holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of and agreement to be bound by the terms of the Put Option, including those set forth above under “- Agreement to be Bound by the Terms of the Put Option.”

4. Right Of Withdrawal. Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Purchase Date. In order to withdraw Securities, Holders must comply with the withdrawal procedures of the DTC prior to 5:00 p.m., New York City time, on the Purchase Date. Securities withdrawn from the Put Option may be resurrendered by following the surrender procedures described in Section 3 above. In addition, Securities that are not accepted by us pursuant to the Put Option by April 30, 2007 may be withdrawn.

This means a Holder must deliver, or cause to be delivered, a valid withdrawal request through the Automated Tender Offer Program system from the tendering DTC participant before 5:00 p.m., New York City time, on the Purchase Date. The withdrawal notice must:

•
specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Securities were tendered and such participant’s account number at DTC to be credited with the withdrawn Securities;

•	contain a description of the Securities to be withdrawn (including the principal amount to be withdrawn); and

•
be submitted through the DTC PTS system by such participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Securities.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

5. Payment For Surrendered Securities. We will promptly forward to the Paying Agent, prior to 10:00 a.m., New York City time, on April 5, 2007 the appropriate amount of cash required to pay the Purchase Price for the surrendered Securities, and the Paying Agent will promptly thereafter cause the cash to be distributed to each record Holder that has validly delivered its Securities and not validly withdrawn such delivery prior to 5:00 p.m., New York City time, on the Purchase Date.

The total amount of funds required by us to purchase all of the Securities is approximately $200.5 million (assuming all of the Securities are validly surrendered for purchase and accepted for payment). In the event any Securities are surrendered and accepted for payment, we intend to use cash on hand and from our revolving credit facility to purchase the Securities.

Our revolving credit facility is a part of our credit agreement, effective as of that April 27, 2006 (the “Credit Agreement”), among the Company, the Subsidiary Guarantors named therein, the Lenders, the Issuing Bank and Swing Line Bank named therein, SunTrust Bank, as syndication agent, Bank of America, N.A. and Keybank National Association as co-documentation agents and Wachovia Bank, National Association as Administrative Agent and Collateral Agent (the “Administrative Agent”) that provides for senior secured facilities in an aggregate principal amount of up to $1.25 billion (the “Credit Facilities”). The Credit Facilities are comprised of (a) a revolving credit facility in an aggregate principal amount of up to $250 million (the “Revolving Credit Facility”), and (b) a term loan facility in an aggregate principal amount of up to $1 billion , including up to $800 million used to finance a 16,750,000 share repurchase under a modified "Dutch" auction tender offer (the “Initial Term Loan”), and up to $200 million, which is available to be drawn in either a single drawing or two drawings of equal principal amounts, in each case until October 27, 2007 (the “Delayed Draw Term Loan”, together with the Initial Term Loan, the “Term Facility”). The Delayed Draw Term Loan was intended to be used to refinance the Securities; however, we do not know at this time whether we will use that facility or some other financing if we implement our plan to redeem the Securities (and any new securities that might be issued if we implement planned changes to the Securities through an exchange offer).

The Revolving Credit Facility may be used to provide ongoing working capital and for other general corporate purposes of the Company and its subsidiaries. The final maturity of the Revolving Credit Facility is April 27, 2011 and will be payable in full at that time. The final maturity of the Term Facility is April 27, 2013. The Term Facility will amortize in 27 equal quarterly installments of 0.25% of the original principal amount of the Term Facility (subject to adjustment for prepayments), with the remaining balance due upon maturity.

The interest rate in connection with the Credit Facilities shall be based on the Base Rate plus the Applicable Percentage (the “Base Rate Advance”), or Eurodollar Rate plus the Applicable Percentage (the “Eurodollar Rate Advance”). “Base Rate” means the higher of (a) the prime rate of interest established by the Administrative Agent and (b) the federal funds rate plus 0.50% per annum. The “Applicable Percentage” means 0.50% per annum for Base Rate Advances and 1.50% per annum for Eurodollar Rate Advances, subject to adjustment between 0% to 1.75%, depending upon certain financial ratios of the Company. “Eurodollar Rate” means the rate per annum as the London interbank offered rate for deposits in US dollars two business days before the first day of any interest period, as adjusted for maximum statutory reserves. Generally, a Base Rate

Advance must be in a minimum aggregate amount of $1,000,000, and a Eurodollar Rate Advance must be in a minimum aggregate amount of $5,000,000.

The Credit Agreement also contains customary covenants, including, but not limited to, restrictions on:
·	incurrence of liens;
·	incurrence of additional debt;
·	sales of assets;
·	investments;
·	declarations of dividends; and
·	capital expenditures.

In addition, the Credit Agreement requires maintenance of two financial covenants that are based upon a ratio of the Company’s debt to EBITDA, both as defined, and a ratio of EBITDA to net cash interest expense, all as defined in the Credit Agreement. These covenants, which are described more fully in the Credit Agreement, which is incorporated by reference as an exhibit to the Schedule TO to which this Company Notice is an exhibit. Please refer to the Credit Agreement for a complete description of these and other covenants.

The Credit Facilities are secured by all (whether now owned or hereafter owned) present and future stock or other membership interests in the present and future subsidiaries of the Company, subject to certain exceptions.

6. Securities Acquired. Any Securities purchased by us pursuant to the Put Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7. Plans Or Proposals Of The Company. Except as described in the question“Does the Company have other plans to retire or purchase the Securities?”in the Summary Term Sheet and further in this section 7, the Company does not currently have any plans which would be material to a Holder’s decision to surrender Securities for purchase in the Put Option, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•
any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the corporate structure or business of the Company;

•
any class of equity securities of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of the obligation of the Company to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; or

•	any changes in the charter, bylaws or other governing instruments of the Company or other actions that could impede the acquisition of control of the Company.

As indicated above, we intend to propose an amendment to, or otherwise revise or replace, the Securities to provide, on conversion, a “net share settlement” feature. This feature would require us, upon conversion by holders of the Securities, to settle the conversion with an amount of cash up to the accreted principal amount of the Securities. The excess, if any, of the conversion value of the Securities over the accreted principal amount would be settled in shares of our Common Stock. As a result, the share dilution associated with the conversion of the Securities would be significantly reduced. We are studying the most efficient method by which to implement this change - courses of action include, among other things, either a consent solicitation with existing Securities holders or an exchange offer by which Securities holders would be offered a new security that contains the net share settlement feature. We also are going to propose that the Securities (and any new securities that might be issued in an exchange offer) have a shorter (reducing from 30 to 15 days) prior notice period for redemptions by the Company. We then plan, following implementation of these changes but prior to the end of our fiscal year, August 3, 2007, to redeem the Securities (and any new securities that might be issued in an exchange offer).

This Company Notice is neither an offer to sell nor a solicitation of an offer to buy any securities. There shall not be any sale of any securities to be issued in an exchange (if we choose that method by which to implement the changes described above) in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of such state.

We may be required to and will file with the SEC certain documents relative the changes described above that we intend to propose with respect to the Securities. Any documents that we file with the SEC may contain important information that we recommend holders of Securities read carefully before any decision is made with respect to exercising your Put Option. These documents will be made available to all Securities holders at no expense to them. Holders of the Securities and other interested parties may obtain a free copy of these statements and other relevant documents at the SEC's website, www.sec.gov, at the Company’s website, www.cbrlgroup.com, or from CBRL Group, Inc. at 305 Hartmann Drive, P.O. Box 787, Lebanon, Tennessee 37088-0787, Attn: Investor Relations.

8. Interests Of Directors, Executive Officers And Affiliates Of The Company In The Securities. Except as otherwise disclosed below, based on a reasonable inquiry by the Company:

•	none of the Company or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Securities;

•	the Company will not purchase any Securities from such persons; and

•	during the 60 days preceding the date of this Company Notice, none of such officers, directors or affiliates has engaged in any transactions in the Securities.

A list of the directors and executive officers of the Company is attached to this Company Notice as Annex A.

9. Purchases Of Securities By The Company And Its Affiliates. The Company and its affiliates may, subject to restrictions under applicable United States federal securities laws, purchase Securities in the open market, in private transactions, through a subsequent tender or exchange offer, or otherwise, any of which may be consummated at purchase prices higher than the Purchase Price. In particular, the Company may, subject to restrictions under applicable United States federal securities laws, offer to exchange Securities for a new class of senior convertible notes due 2032, with terms substantially identical to the Securities with the exception of the "net share settlement" feature described earlier. A decision to purchase Securities, if any, will depend upon many factors, including the market price of the Securities, the amount of Securities surrendered for purchase pursuant to the Put Option, the market price of the Common Stock, the business and financial position of the Company and general economic and market conditions.

10. Material United States Tax Considerations. The following discussion summarizes the material United States federal income tax considerations that may be relevant to a Holder if you exercise the Put Option. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations, rulings and decisions thereunder, all of which are subject to change, possibly with retroactive effect.

This summary does not describe all of the tax considerations that may be relevant to you. All Holders are strongly encouraged to consult with their tax advisor about the United States federal, state, local and other tax consequences of exercising the Put Option.

U.S. Holders

This discussion deals only with U.S. Holders who are beneficial owners of the Securities holding the Securities as capital assets, and does not apply if you are a member of a class of Holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	an insurance company;

•	a tax-exempt organization;

•	a person that owns Securities that are a hedge or that are hedged against interest rate risks;

•	a partnership, or other pass-through entity or person holding the Securities through a partnership or other pass-through entity;

•	a person that owns Securities as part of a straddle or conversion transaction for tax purposes; or

•	a United States person whose functional currency for tax purposes is not the U.S. dollar.

You will be a U.S. Holder if you are a beneficial owner of the Securities for U.S. federal income tax purposes and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•
a trust if a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

  If you are not a U.S. Holder, this discussion does not apply to you.

  Generally, your exercise of the Put Option will result in taxable gain or loss to you equal to the difference between (i) the amount of cash received and (ii) your adjusted tax basis in the Securities surrendered. Because you agreed when you purchased your Securities to treat the Securities as subject to the special rules regarding contingent payment debt instruments, your adjusted tax basis in the Securities will generally be equal to your original purchase price for the Securities, increased by any interest income previously accrued by you (determined without regard to any adjustments to interest accruals that arise because projected payments differ from the actual amounts paid), decreased by the amount of any noncontingent payments and any projected payments that have been previously scheduled to be made (without regard to the contingent actual amounts paid) on the Securities, and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make because of differences between your tax basis and the adjusted issue price of the Securities. This gain will generally be treated as ordinary interest income; any loss would generally be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if you held your Securities for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

The contingent payment debt instrument regulations are complex. You should consult your tax advisor regarding the accrual of interest, any positive and negative adjustments, and the calculation of adjusted tax basis with respect to your Securities.

Non-U.S. Holders

This discussion describes the tax consequences to a non-U.S. Holder. You are a non-U.S. Holder if you are the beneficial owner of Securities that is neither a U.S. Holder (as defined above) nor a partnership for U.S. federal income tax purposes.

If you are a U.S. Holder, this section does not apply to you.

If you are a non-U.S. Holder, we and other U.S. payers generally will not be required to deduct United States withholding tax from cash received upon exercising the Put Option if:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation that is related to us through stock ownership; and

•
either (i) you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on Internal Revenue Service (“IRS”) Form W-8BEN (or successor form)), or (ii) you hold your Securities through certain intermediaries, and you and the intermediaries satisfy the certification requirements of applicable U.S. Treasury regulations.

Special certification rules apply to non-U.S. Holders that are pass-through entities rather than corporations or individuals. Non-U.S. Holders should consult their tax advisors regarding the certification requirements for such non-U.S. Holders.

If you cannot satisfy the requirements above, but you are eligible for the benefits of an applicable U.S. income tax treaty that would reduce or eliminate such withholding taxes, you should provide an IRS Form W-8BEN (or successor form) claiming either a partial reduction or complete exemption from such withholding taxes under such treaty. If interest with respect to the Securities is effectively connected with the conduct of a U.S. trade or business by you, you should instead furnish IRS Form W-8ECI.

Backup Withholding

To prevent backup withholding on payments made to each surrendering U.S. Holder, each such U.S. Holder should either (x) provide such Holder’s correct taxpayer identification number (“TIN”) by completing a copy of the substitute IRS Form W-9 enclosed with this Company Notice, certifying that (1) such Holder is a “United States person” (as defined in section 7701(a)(30) of the Code, (2) the TIN provided is correct (or that such U.S. Holder is awaiting a TIN) and (3) that such U.S. Holder is not subject to backup withholding because: (a) such Holder is exempt from backup withholding, (b) such Holder has not been notified by the IRS that such Holder is subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified such U.S. Holder that he, she or it is no longer subject to backup withholding, and provide such completed Form W-9 or (y) otherwise establish an exemption. Otherwise, backup withholding may apply until such Holder furnishes such Holder’s TIN (and, if such Holder has not already done so, the completed substitute IRS Form W-9 described above). If a tendering U.S. Holder does not provide the correct TIN or an adequate basis for exemption, such Holder may be subject to a $50 penalty imposed by the IRS, and payments made with respect to the tendered Securities may be subject to backup withholding. If withholding results in an overpayment of taxes, a refund may be obtained.

To prevent backup withholding, non-U.S. Holders should (i) submit a properly completed IRS Form W-8BEN, certifying under penalties of perjury to the holder’s foreign status or (ii) otherwise establish an exemption. IRS Forms W-8BEN may be obtained from the Paying Agent.

Certain Holders (including, among others, corporations and certain foreign individuals) are exempt recipients not subject to backup withholding requirements. See the enclosed copy of the IRS Substitute Form W-9, Request for Taxpayer Identification Number and Certification, and the Guidelines for Certification of taxpayer Identification Number on Substitute Form W-9. To avoid possible erroneous backup withholding, exempt U.S. Holders, while not required to file Substitute Form W-9, should complete and return the Substitute Form W-9 (checking the “Exempt” box on its face).

See the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional information and instructions.

11. Additional Information. The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at Station Place, 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. Such reports and other information concerning the Company may also be inspected at the offices of the NASDAQ located at One Liberty Plaza, 50th Floor, New York, New York 10006.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO-I, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option. The Tender Offer Statement on Schedule TO-I, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition.

•	Our Annual Report on Form 10-K for the year ended July 28, 2006 filed with the SEC on October 3, 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended October 27, 2006 filed with the SEC on December 6, 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended January 26, 2007 filed with the SEC on March 2, 2007; and

•
Our Current Reports on Form 8-K filed with the SEC on August 1, 2006, August 15, 2006, August 29, 2006, September 13, 2006, September 19, 2006, September 21, 2006, September 26, 2006, October 18, 2006, November 3, 2006, November 16, 2006, November 21, 2006, November 29, 2006, December 6, 2006, January 3, 2007, January 30, 2007, February 14, 2007, February 20, 2007, February 21, 2007, February 26, 2007, February 27, 2007 and March 2, 2007.

We may, at our discretion, refer to or incorporate by reference into this Company Notice documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Company Notice by filing an amendment to the Schedule TO for such purpose. Nothing in this Company Notice shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Items 2.02 and 7.01 of any Current Report on Form 8-K. In addition, any document or statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Company Notice to the extent that a statement contained herein, any document filed herewith or in any subsequently filed document which also is or is deemed to be incorporated by referenced herein modifies or supersedes such document or statement. Any document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Company Notice.

12. No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Put Option.

13. Definitions. All capitalized terms used but not specifically defined this Company Notice shall have the meanings given to such terms in the Indenture and the Securities.

14. Conflicts. In the event of any conflict between this Company Notice on the one hand and the terms of the Indenture or the Securities or any applicable laws on the other hand, the terms of the Indenture or the Securities or applicable laws, as the case may be, will control.

None of the Company or its board of directors or employees are making any recommendation to any Holder as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Company Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Securities for purchase and, if so, the principal amount of Securities to surrender based on their own assessment of current market value and other relevant factors.

                                        CBRL GROUP, INC.

ANNEX A

The following persons are the executive officers and/or directors of CBRL:

Name	Position
Michael A. Woodhouse	Chairman, President and Chief Executive Officer
Lawrence E. White	Senior Vice President, Finance and Chief Financial Officer
N. B. Forrest Shoaf	Senior Vice President, General Counsel and Corporate Secretary
Edward A. Greene	Senior Vice President, Strategic Initiatives
Simon Turner	Senior Vice President, Marketing and Innovation and Chief Marketing Officer
Diana S. Wynne	Senior Vice President, Corporate Affairs
Patrick A. Scruggs	Vice President, Accounting and Tax and Chief Accounting Officer
James D. Carreker	Director
Robert V. Dale	Director
Richard J. Dobkin	Director
Robert C. Hilton	Director
Charles E. Jones, Jr.	Director
B. F. “Jack” Lowery	Director
Martha M. Mitchell	Director
Erik Vonk	Director
Andrea M. Weiss	Director
Jimmie D. White	Director

The business address and telephone number of each of the above executive officers and directors is c/o CBRL Group, Inc., 305 Hartmann Drive, P. O. Box 787, Lebanon, TN 37088-0787 and (615) 444-5533.

A-1